Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
EPIC ACQUISITION CORPORATION
EPIC ACQUISITION LLC
eCOPY, INC.
U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
AND
STOCKHOLDER REPRESENTATIVE
Dated as of September 30, 2009

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(continued)

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(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Employee Proprietary Information, Inventions, Non-Competition and No-Hire Agreement

Exhibit B-1	Form of Certificate of Merger

Exhibit B-2	Form of Second Step Certificate of Merger

Exhibit C	Form of Accredited Investor Questionnaire

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Company’s Standard Proprietary Information Agreement

Exhibit F	Form of Standard Distributor or Reseller Agreement

Exhibit G	Legal Opinion of Counsel of the Company

Exhibit H	Legal Opinion of Counsel of Parent

Exhibit I	Description of Escrow Agent’s Money Market Account

Exhibit J	Customer Identification Program
Schedules
Company Disclosure Schedule
Schedule 1.6(a)(v) — Closing Bonuses
Schedule 1.6(a)(xxvi) — Knowledge Parties
Schedule 1.6(a)(xxxi) — Promissory Notes
Schedule 2.15(b)(iii) — Specified Individuals
Schedule 4.5 — List of Employees Receiving Bonuses
Schedule 4.10(a) — List of Returns
Schedule 4.10(c) — Current IRS Audit
Schedule 4.11 — Company RSUs

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(continued)

Page
Schedule 5.2(d) — Third Party Consents

Schedule 5.2(n) — List of Key Employees

Schedule 6.4(g) — Specified Fees

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 30, 2009 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Epic Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub I”), Epic Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub II”, and with Sub I, the “Subs”), eCopy, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to ARTICLE VI herein (the “Escrow Agent”) and Gary Hall, who will serve as the representative of the Company’s stockholders, and is referred to herein from time to time as the “Stockholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub I and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub I with and into the Company (the “First Step Merger”) and, in furtherance thereof, have approved this Agreement.
     B. As soon as practicable following the First Step Merger, Parent shall cause the Company to merge with and into Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.
     C. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     E. The Company, on the one hand, and Parent and the Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Integrated Merger.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and the Subs to enter into this Agreement, certain individuals are entering into Employee Proprietary Information, Inventions, Non-Competition and No-Hire Agreements, each in substantially the form attached hereto as Exhibit A (the “Employee Proprietary Information,

Inventions, Non-Competition and No-Hire Agreements”), with Parent, the Interim Surviving Corporation or the Final Surviving Entity, as determined by Parent.
     G. NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Integrated Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and the Delaware Limited Liability Company Act (the “LLC Act”), the Interim Surviving Corporation shall be merged with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the First Step Merger (the “Closing”) will take place promptly following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in ARTICLE V hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B-1, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”). As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B-2 with the Secretary of State of the State of Delaware (the “Second Step Certificate of Merger”) in accordance with the applicable provisions of Delaware Law and the LLC Act.

     1.3 Effect of the First Step Merger and the Second Step Merger. At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub I shall become the restrictions, disabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Delaware Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Sub II as the surviving entity in the Second Step Merger, and all restrictions, disabilities and duties of the Interim Surviving Corporation shall become the restrictions, disabilities and duties of Sub II as the surviving entity in the Second Step Merger.
     1.4 Formation Documents.
          (a) The certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is eCopy, Inc.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, immediately following the Effective Time, the Board of Directors of the Interim Surviving Corporation shall amend and restate the bylaws of the Interim Surviving Corporation to be the same as the bylaws of Sub I, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws.
          (c) The certificate of formation of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is eCopy, LLC.”
          (d) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Final

Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, such Limited Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is eCopy, LLC.”
     1.5 Management.
          (a) Directors/Managers of Company. The directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director/manager of the Interim Surviving Corporation and the Final Surviving Entity, respectively, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the Certificate of Formation of the Final Surviving Entity until their respective successors are duly elected and qualified.
          (b) Officers of Company. The officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity, respectively.
     1.6 Effect of First Step Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Accredited Stockholder” shall mean any Stockholder that is an “accredited investor” for purposes of the Securities Act, each of whom shall have executed and delivered to Parent an accredited investor questionnaire, in the form attached hereto as Exhibit C.
               (ii) “Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company In the Money Options outstanding as of the Effective Time.
               (iii) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
               (iv) “Cash Consideration” shall mean an amount equal to the sum of (a) $34,200,000 plus (b) the aggregate exercise price of any Company Options actually received by the

Company in cash (including by check) since January 31, 2009 minus (c) the Third Party Expenses (as defined in Section 4.1 hereof) minus (d) Closing Bonuses.
               (v) “Closing Bonuses” shall mean the bonuses payable to the persons and in the amounts set forth on Schedule 1.6(a)(v).
               (vi) “Common Per Share Consideration” shall mean the difference between (x) the quotient obtained by dividing (1) the Net Merger Consideration by (2) the Company Common Stock Deemed Outstanding and (y) the quotient obtained by dividing (1) the Series A Premium by (2) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time plus the number of shares of Company Common Stock underlying the Company In the Money Options.
               (vii) “Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.
               (viii) “Company Common Stock” shall mean shares of common stock, $0.01 par value per share, of the Company.
               (ix) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock underlying the Company In the Money Options, plus the number of shares of Company Common Stock issuable upon conversion of all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, Company Common Stock Deemed Outstanding does not include Company RSUs.
               (x) “Company In the Money Option” shall mean a Company Vested Option having an exercise price per share less than the Common Per Share Consideration.
               (xi) “Company Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and any Company Subsidiaries, taken as a whole; provided, however, that none of the following shall, by itself, constitute a “Company Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which the Company and the Company Subsidiaries conduct business that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (iii) any action taken at the written request of Parent; and (iv) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries.
               (xii) “Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of which is listed on Section 2.2(b) of the Disclosure Schedule, that are issued and outstanding immediately prior to the Effective Time.
               (xiii) “Company Subsidiary” shall have the meaning ascribed to such term in Section 2.3 hereof.
               (xiv) “Company Preferred Stock” shall mean the Series A Preferred Stock, and the Series B Preferred Stock, taken together.
               (xv) “Company Vested Options” shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time (after giving effect to any vesting acceleration provisions).
               (xvi) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.
               (xvii) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
               (xviii) “Equity Consideration” shall mean the number of shares of Parent Common Stock equal to the Equity Consideration Value, divided by the Signing Price, rounded down to the nearest whole share.
               (xix) “Equity Consideration Value” shall mean an amount equal to the sum of (i) $57,100,000 plus (ii) $1,170,172.02 (representing fifty percent (50%) of the aggregate principal amount outstanding under the Notes, together with accrued interest thereon, as of the Effective Time.
               (xx) “Escrow Amount” shall mean an amount equal to $7,500,000.

               (xxi) “Escrow Participants” shall mean all Stockholders and all Optionholders.
               (xxii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (xxiii) “Financial Statement Preparation” shall mean the preparation, in compliance with Regulation S-X promulgated by the SEC and the revenue recognition policies that Parent or its independent public accountants have requested that the Company implement, and delivery of the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows, including the footnotes thereto, of the Company and Company Subsidiaries (on a consolidated basis) as of, and for the fiscal years ended, June 30, 2008 and 2009.
               (xxiv) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               (xxv) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
               (xxvi) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of those individuals set forth on Schedule 1.6(a)(xxvi), after their due inquiry of the employees and/or consultants of the Company materially involved with respect to the matter in question; provided, however, that with respect to (i) Section 2.7 hereof, “Knowledge” shall mean the actual knowledge of those individuals set forth on Schedule 1.6(a)(xxvi)(i), after their due inquiry of the employees and/or consultants of the Company materially involved with respect to the matter in question, and (ii) Sections 2.14 and 2.15 hereof, “Knowledge” shall mean the actual knowledge of those individuals set forth on Schedule 1.6(a)(xxvi)(ii), after their due inquiry of the employees and/or consultants of the Company materially involved with respect to the matter in question.
               (xxvii) “Law” shall mean any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).
               (xxviii) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
               (xxix) “Merger Consideration” shall mean the Equity Consideration Value plus the Cash Consideration.

               (xxx) “Net Merger Consideration” shall mean an amount equal to the sum of (i) the Merger Consideration and (ii) the Aggregate Option Exercise Amount.
               (xxxi) “Notes” shall mean those promissory notes issued by certain Stockholders to the Company, as set forth on Schedule 1.6(a)(xxxi)).
               (xxxii) “Noteholder” shall mean any Stockholder who has issued a Note in favor of the Company.
               (xxxiii) “Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.
               (xxxiv) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
               (xxxv) “Parent Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and any of its subsidiaries, taken as a whole; provided, however, that none of the following shall, by itself, constitute a “Parent Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which Parent and its subsidiaries conduct business that do not disproportionately affect Parent and its subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its subsidiaries; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof that do not disproportionately affect Parent and its subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its subsidiaries; (iii) any action taken at the written request of the Company; and (iv) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect Parent and its subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its subsidiaries.
               (xxxvi) “Plans” shall mean the Company’s Amended and Restated 2007 Equity Incentive and Grant Plan, the Company’s 2000 Omnibus Plan, and the Company’s 1997 Stock Option Plan, each as amended and in effect.
               (xxxvii) “Pro Rata Portion” shall mean, with respect to each Escrow Participant, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Company Common Stock held by such Escrow Participant by (b) the number of shares of Company Common Stock held by all Escrow Participants (in each case, including the number of shares of Company Common Stock underlying any Company In the Money Options or issuable upon conversion of any shares of Company Preferred Stock).

               (xxxviii) “Related Agreements” shall mean the Certificates of Merger, the Offer Letters, and the Employee Proprietary Information, Inventions, Non-Competition and No-Hire Agreements.
               (xxxix) “SEC” shall mean the United States Securities and Exchange Commission.
               (xl) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (xli) “Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, $0.01 par value per share.
               (xlii) “Series A Per Share Consideration” shall mean $8.70.
               (xliii) “Series A Premium” shall mean the product obtained by multiplying (x) the difference between the Series A Per Share Consideration and the Series B Per Share Consideration by (y) the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.
               (xliv) “Series B Preferred Stock” shall mean the Company’s Series B Convertible Preferred Stock, $0.01 par value per share.
               (xlv) “Series B Per Share Consideration” shall mean the quotient obtained by dividing (x) the Net Merger Consideration by (y) the Company Common Stock Deemed Outstanding.
               (xlvi) “Settlement Agreement” shall mean that Confidential Settlement Agreement and Release, dated March 25, 2009, by and among the Company and the other parties thereto.
               (xlvii) “Signing Price” shall mean $14.4912 (reflecting the volume-weighted sales price per share rounded to four (4) decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of five (5) Business Days beginning at 9:30 a.m. New York time on the fifth (5th) Business Day immediately preceding the date of this Agreement and concluding at 4:00 p.m. New York time on the first (1st) Business Day immediately preceding the date of this Agreement, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR”).
               (xlviii) “Stockholder” shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.
               (xlix) “Stockholder Representative Amount” shall mean an amount equal to $300,000.

               (l) “Unaccredited Stockholder” shall mean any Stockholder other than the Accredited Stockholders.
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Sub I, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options and all Company RSUs) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.7(a) hereof) and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, the amounts set forth below:
               (i) Each outstanding share of Series A Preferred Stock will be converted automatically into the right to receive the Series A Per Share Consideration.
               (ii) Each outstanding share of Series B Preferred Stock will be converted automatically into the right to receive the Series B Per Share Consideration.
               (iii) Each outstanding share of Company Common Stock will be converted automatically into the right to receive the Common Per Share Consideration.
          (c) Treatment of Company Options and Company RSUs.
               (i) No Company Option shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the First Step Merger, each Company Option (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company In the Money Option shall automatically (without any further action required of such holder) be entitled to the right to receive a cash payment in an amount equal to the product of (1) the number of shares of Company Common Stock underlying all Company In the Money Options held by such holder immediately prior to the Effective Time, multiplied by (2) the Common Per Share Consideration, and minus (3) the aggregate amount necessary to exercise all of the Company In the Money Options held by such holder (the “Option Merger Consideration”). The payment of the Option Merger Consideration to a holder of a Company In the Money Option shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Company In the Money Option.
               (ii) No consideration shall be paid by Parent, the Subs or the Company to effectuate the cancellation and termination of any unvested Company Option (or portion thereof) and any Company Vested Option with an exercise price greater than the Common Per Share Consideration.
               (iii) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(c) under the Plans, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal).
               (iv) At the Effective Time, each Company restricted stock unit that is issued pursuant to Section 4.11 hereof (each, a “Company RSU”) and that is outstanding immediately prior to the Effective Time shall be assumed by Parent (each, an “Assumed Unit”). Each Assumed Unit shall be converted into an award to receive that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (y) the RSU Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting) as were applicable under the respective Company RSU immediately prior to the Effective Time. The “RSU Exchange Ratio” shall mean the quotient obtained by dividing (A) the Common Per Share Consideration by (B) the Signing Price.
               (v) Parent shall use its commercially reasonable efforts to file a registration statement on Form S-8 with the SEC as soon as reasonably practicable following the Closing Date with respect to the shares of Parent Common Stock subject to the Assumed Units and use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Units remain outstanding.
          (d) Form of Payment of Consideration. Payment and/or issuance of the amounts set forth in Section 1.6(b) hereof shall be effectuated as follows:
               (i) Notwithstanding anything to the contrary set forth in Section 1.6(b) hereof or elsewhere in this Agreement, each Unaccredited Stockholder (excluding, for the avoidance of doubt, holders of Company In the Money Options) shall receive the amounts to which such Unaccredited Stockholder is entitled pursuant to Section 1.6(b) hereof solely in cash (the aggregate of such amount for all Unaccredited Stockholders, the “Aggregate Unaccredited Cash Consideration” and the difference between the Cash Consideration and the sum of the Aggregate Unaccredited Cash Consideration and the Option Merger Consideration, the “Cash Consideration Balance”).
               (ii) The Equity Consideration and the Cash Consideration Balance shall be distributed to each Accredited Stockholder (excluding, for the avoidance of doubt, holders of Company In the Money Options) in satisfaction of the amounts to which each Accredited Stockholder is entitled pursuant to Section 1.6(b) hereof. The amount of Equity Consideration and

Cash Consideration Balance that each Accredited Stockholder shall be entitled to receive shall be in the same proportion that the dollar value to which such Accredited Stockholder is entitled under Section 1.6(b) hereof bears to the total dollar value to which all Accredited Stockholders are entitled under Section 1.6(b) hereof (in each case, valuing each share of Parent Common Stock at the Signing Price). Notwithstanding anything herein to the contrary, in no event, however, will any Accredited Stockholder receive consideration having a value in excess of the amount to which such Accredited Stockholder is entitled under Section 1.6(b) hereof (valuing each share of Parent Common Stock at the Signing Price).
               (iii) Notwithstanding any other provisions of this Agreement to the contrary, (A) each distribution of Cash Consideration payable to an Escrow Participant pursuant to this Section 1.6(d) shall be reduced by such Escrow Participant’s Pro Rata Portion of the Escrow Amount and the Stockholder Representative Amount in accordance with Section 6.3 hereof, and (B) each Escrow Participant’s Pro Rata Portion of the Escrow Amount and the Stockholder Representative Amount shall be deposited into the Escrow Fund and the Stockholder Representative Fund as provided herein. Notwithstanding anything herein to the contrary, the amount deposited into the Stockholder Representative Fund shall be reduced by all applicable income and employment Tax withholdings from deposits thereto with respect to the Optionholders.
          (e) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued pursuant to the First Step Merger, but in lieu thereof, each Accredited Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Accredited Stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Signing Price. Notwithstanding anything in this Section 1.6 to the contrary, in no event shall Parent be obligated to distribute in the aggregate shares of Parent Common Stock in excess of the Equity Consideration or cash in excess of the Cash Consideration.
          (f) Withholding Taxes and Other Deductions. Notwithstanding any other provision in this Agreement, Parent, the Company, the Subs, the Exchange and Paying Agent (as defined in Section 1.9) and the Escrow Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.11) from any payments to be made hereunder if such withholding is required by Law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders, Optionholders, and any other recipients of payments hereunder. In addition, notwithstanding any provision in this Agreement to the contrary, Parent, the Company, the Subs and the Exchange and Paying Agent shall have the right to deduct and withhold from the total amount of Cash Consideration to which each Noteholder is entitled pursuant to Section 1.6 hereof, an amount equal to any unpaid principal and accrued interest on any Note issued by such Noteholder in favor of the Company (the “Noteholder Obligations”) in satisfaction of a portion of the Noteholder Obligations equal to the amount so withheld. Any portion of the Noteholder Obligations not so withheld shall remain outstanding. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder, Optionholder, or other recipient of payments in respect of which such deduction and withholding was made.
          (g) Capital Stock of Subs. Each share of Common Stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity.
     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.
          (c) Parent shall give the Stockholder Representative (i) prompt notice of any written demand for appraisal received by Parent or the Final Surviving Entity pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Neither Parent nor the Final Surviving Entity shall, except with the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld), make any payment with respect to any such demands (unless there has been a final judgment by a court of competent jurisdiction (other than entry or approval of a settlement agreement), in which case Parent may make a payment without the consent of the Stockholder Representative) or offer to settle or settle any such demands. Notwithstanding the foregoing but subject to the terms and conditions of ARTICLE VI, to the extent that Parent or the Final Surviving Entity (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 6.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in Section 6.4(a) hereof).
     1.8 Parent’s Obligations Fulfilled. Notwithstanding anything herein to the contrary, before the Exchange and Paying Agent shall make any payments hereunder to Stockholders/former Stockholders and Optionholders/former Optionholders, the Stockholder Representative shall deliver to Parent and the Exchange and Paying Agent a schedule (a “Payment Schedule”) setting forth (i) the name and address of each Stockholder/former Stockholder and Optionholder/former Optionholder entitled to distribution of Merger Consideration at such time and (ii) the amount of consideration to which each such Stockholder/former Stockholder and Optionholder/former Optionholder is then entitled, together with any supporting schedules and documentation (showing the number and type of securities held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder). The Stockholder Representative shall be responsible for instructing the Exchange and Paying Agent as to the distribution of such amounts then deposited. Parent and the Exchange and Paying Agent may rely on the instructions of the Stockholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Stockholder Representative are followed. Upon Parent making each aggregate payment required of it under this Agreement to the Exchange and Paying Agent, Parent shall have fulfilled its obligations with respect to such payment. Neither Parent nor the Exchange and Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Stockholders/former Stockholders and Optionholders/former Optionholders of the Company, provided, that there is no gross negligence, bad faith, or willful misconduct in connection with the distribution of such payments.
     1.9 Payment of Consideration; Surrender of Certificates.
          (a) Exchange and Paying Agent. Parent’s transfer agent, who is currently Computershare, Inc. and its fully owned subsidiary, Computershare Trust Company, N.A. a national banking association, shall serve as the exchange and paying agent (such institution, the “Exchange and Paying Agent”) for the Merger, other than with respect to the Option Merger Consideration. The Interim Surviving Entity or the Final Surviving Entity shall serve as the paying agent for the Option Merger Consideration.
          (b) Parent to Provide Consideration. Subject to the provisions of Section 6.3 hereof relating to escrow arrangements, promptly following the Effective Time but in any event no later than one Business Day after the Effective Time, Parent shall make available to (i) the Exchange and Paying Agent for exchange in accordance with this ARTICLE I the shares of Parent Common Stock issuable and the cash payable at the Effective Time to the Stockholders pursuant to Section 1.6(b) hereof in exchange for outstanding shares of Company Capital Stock and (ii) the Interim Surviving Corporation or the Final Surviving Entity the Option Merger Consideration payable at the Effective Time to the Optionholders pursuant to Section 1.6(c); provided, however, that Parent shall deposit into (A) the Escrow Fund the Cash Consideration that comprises the Escrow Amount out of Cash Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and (B) the Stockholder Representative Fund the Cash Consideration that comprises the Stockholder Representative Amount (as reduced by all applicable income and employment Tax withholdings) out of the Cash Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof. The Pro Rata Portion of the consideration comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund and the Pro Rata Portion of the consideration comprising the Stockholder Representative Amount (as reduced by all applicable income and employment Tax withholdings) shall be deemed to be contributed to the Stockholder Representative Fund with respect to each such Escrow Participant.
          (c) Exchange Procedures. On or promptly following the Effective Time but in any event no later than one Business Day after the Effective Time, Parent shall (or shall cause the Exchange and Paying Agent to) mail a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on Section 2.2(a) of the Disclosure Schedule. After receipt of such Letter of Transmittal, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange and Paying Agent for cancellation, and each of the Stockholders shall deliver a duly completed and validly executed Letter of Transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange and Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange and Paying Agent in exchange therefor, Parent Common Stock and/or cash to which such holder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund and the Pro Rata Portion of the Stockholder Representative Amount to be deposited into the Stockholder Representative Fund with respect to such Stockholder, if applicable), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable Law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.
          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) Exchange and Paying Agent to Return Merger Consideration. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require the Exchange and Paying Agent to deliver to Parent or its designated successor or assign the shares of Parent Common Stock and all cash amounts that have been deposited with the Exchange and Paying Agent pursuant to Section 1.9(b) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange and Paying Agent, the Final Surviving Entity, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     1.10 No Further Ownership Rights in Company Capital Stock. The cash and shares of Parent Common Stock paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Final Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.
     1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that the Exchange and Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to the Exchange and Paying Agent, against any claim that may be made against Parent or the Exchange and Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Any Stockholder complying with the provisions of this Section 1.11 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including, without limitation, for purposes of receiving the Parent Common Stock and cash to which such Stockholder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund and the Pro Rata Portion of the Stockholder Representative Amount to be deposited into the Stockholder Representative Fund with respect to such Stockholder, if applicable).
     1.12 Payments at Closing. At or immediately following the Closing, the Company, the Interim Surviving Corporation or the Final Surviving Entity shall pay all Third Party Expenses and Closing Bonuses to the extent that they have not been paid prior to the close of business on the Business Day immediately preceding the Closing Date.
     1.13 Reorganization Status. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto will take any action, except as specifically contemplated by this Agreement, that reasonably would be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Without limiting the foregoing, at all times since the formation of Sub II through the time of the Second Step Merger, Sub II will be directly and wholly owned by Parent and will be classified as an entity that is disregarded as separate from its owner within the meaning of

Treas. Reg. §1.7701-2(c)(2). Parent and the Company will file all Returns in a manner consistent with this Section 1.13.
     1.14 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Subs, and the officers and directors of the Company, Parent and the Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and the Subs, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof (referencing the appropriate section and paragraph numbers, provided that the disclosures in any section or paragraph of the Disclosure Schedule shall qualify other sections and paragraphs of the Disclosure Schedule to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and paragraphs), on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows (references to “Company” in this ARTICLE II shall refer, wherever not inappropriate by reference to the context, to the Company and each Company Subsidiary):
     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available a true and correct copy of its certificate of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. Except as set forth on Section 2.1 of the Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business and (ii) every state or foreign jurisdiction in which the Company has employees or facilities.

     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, of which 4,935,938 shares are issued and outstanding, and 5,180,575 shares of Company Preferred Stock, of which 2,020,202 shares have been designated Series A Preferred Stock, of which 2,020,202 shares are issued and outstanding, and 3,160,373 shares have been designated Series B Preferred Stock, of which 3,160,373 shares are issued and outstanding. Each share of Preferred Stock outstanding is convertible into one share of Company Common Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(i) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the numbers of shares set forth in Section 2.2(a)(i) of the Disclosure Schedule. To the Knowledge of the Company, Section 2.2(a)(ii) of the Disclosure Schedule sets forth a complete and accurate list of the Accredited Stockholders. Except as set forth in Section 2.2(a)(iii) of the Disclosure Schedule, all outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options have been issued in compliance with all applicable federal and state securities Laws. Except as set forth in Section 2.2(a)(iv) of the Disclosure Schedule, the Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. The Company has no Company Capital Stock that is unvested.
          (b) Except for the Plans or as set forth in Section 2.2(b)(i) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 3,388,450 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 3,087,690 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except for the Company RSUs and the Company Options set forth in Section 2.2(b)(ii) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name and address of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options held by such holder, the vesting schedule and exercise price of such Company Options, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as set forth in Section 2.2(b)(iii) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b)(iv) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.
     2.3 Subsidiaries. Section 2.3 of the Disclosure Schedule lists each of the Company’s subsidiaries as of the date hereof (each, a “Company Subsidiary”), the jurisdiction of incorporation of each such Company Subsidiary, and the Company’s equity interest therein. Each subsidiary of the Company is wholly owned by the Company. Neither the Company nor any Company Subsidiary has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except for the Company Subsidiaries and as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.
     2.4 Authority.
          (a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the requisite approval of the Stockholders of this Agreement (the “Sufficient Stockholder Vote”), the execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (excluding the Second Step Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby (excluding the Second Step Merger). This Agreement has been approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.
          (b) Parent will have the opportunity to review any materials to be submitted to the Stockholders in connection with the solicitation of their approval of this Agreement (the “Soliciting Materials”), which will include the recommendation of the Board of Directors of the Company in favor of this Agreement.
     2.5 No Conflict.
          (a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any right or benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract (as defined in Section 2.15 hereof), or (iii) any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets.
          (b) Section 2.5(b) of the Disclosure Schedule sets forth a list of all necessary consents, waivers and approvals of parties to any Material Contract as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time; provided, however, that the foregoing representation shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not. Following the Effective Time, the Interim Surviving Corporation (and following the Second Step Merger, the Final Surviving Entity) will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred; provided, however, that the foregoing representation shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not. No other parties to any Material Contract listed on Section 2.5(b) of the Disclosure Schedule, conditioned its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract listed on Section 2.5(b) of the Disclosure Schedule.
     2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     2.7 Company Financial Statements.
               (i) Section 2.7 of the Disclosure Schedule sets forth the Company’s (a) audited balance sheets as of June 30, 2007 and June 30, 2008, and the consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (b) audited balance sheet as of June 30, 2009 (the “Balance Sheet Date”), and the related audited statement of income, cash flow and stockholders’ equity for the period then ended (the “2009 Financials”). Except as set forth in Section 2.7 of the Disclosure Schedule, the Year-End Financials and the 2009 Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP and Regulation S-X promulgated under the Exchange Act (“Regulation S-X”) applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s audited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The reserves set forth in the 2009 Financials have been calculated in a manner consistent with GAAP and with the past practices of the Company and the Company has made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of Financial Accounting Standards Board Statement No. 109.
     2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, required to be reflected in financial statements in accordance with GAAP (“Liabilities”), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date in an amount that does not exceed $25,000 in any one case or $100,000 in the aggregate. The aggregate amount of the Company’s indebtedness for borrowed money outstanding on the date hereof is $0.
     2.9 Internal Controls. The Company maintains accurate books and records reflecting its assets and liabilities in all material respects and maintains proper and adequate internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iii) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iv) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (v) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, to the Company’s Knowledge, (x) there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
     2.10 No Changes. Except as provided in Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business, consistent with past practices, as conducted on that date and consistent with past practices;
          (b) amendments or changes to the Charter Documents of the Company;
          (c) capital expenditure or commitment by the Company exceeding $50,000 individually or $250,000 in the aggregate;
          (d) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
          (f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

          (h) adoption of or change in any material Tax (as defined in Section 2.11) election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) entry into a Material Contract or any termination, extension, amendment or modification of the terms of any Material Contract;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, consistent with past practices, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;
          (n) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices, in an amount not to exceed $10,000 in any one case or $25,000 in the aggregate;
          (o) incurrence by the Company of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

          (p) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or, to the Knowledge of the Company, any reasonable basis for any of the foregoing;
          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company or a Company Subsidiary of the Company Intellectual Property (as defined in Section 2.14 hereof) or of infringement by the Company of any other person’s Intellectual Property Rights (as defined in Section 2.14 hereof);
          (s) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock, Company Preferred Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, Company Preferred Stock or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of options under a Plan and issuances of Company Common Stock upon the exercise of options issued under the Plans;
          (t) (i) sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property Rights of any person or entity, (ii) except in the ordinary course of business, consistent with past practices, purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any person or entity, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) material change in pricing or royalties set or charged by the Company to its distributors or resellers or licensees or in pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company;
          (u) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any product, service or technology of the Company;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.13 hereof) by the Company; or
          (x) agreement by the Company to do any of the things described in the preceding clauses (a) through (w) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.11 Tax Matters.
          (a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits. Except as set forth in Section 2.11(b) of the Disclosure Schedule:
               (i) The Company has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns have been completed in accordance with applicable Law in all material respects and (b) timely paid all Taxes it is required to pay, other than U.S. federal income taxes relating to the Company’s method of accounting regarding revenue recognition and/or deferral of revenue for Tax purposes in an amount not to exceed $10,700,000.
               (ii) The Company has paid or withheld with respect to its Employees and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed in writing by any Tax authority to the Company or any representative thereof. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business, consistent with past practices or as contemplated in this Agreement.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for all periods with respect to which the statute of limitations has not expired.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.
               (viii) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) no liability for the Taxes of any person or entity under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-us law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that, to the Company’s Knowledge, could be treated as a partnership for Tax purposes.
               (ix) The Company has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during any applicable period of determination specified in Section 897(c) of the Code.
               (x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) Section 2.11(b)(xii) of the Disclosure Schedule sets forth the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.
               (xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof after the Closing Date as a result of any (a) change in method of accounting for any taxable period or portion thereof ending on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable Law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to Closing other than the prepaid amounts received in sales transactions that are recorded in accordance with GAAP in the general ledger accounts named “Deferred Revenue,” as disclosed in the Company’s 2009 Financial Statements, line item termed “Deferred Revenue and Long-Term Deferred Revenue.”
               (xiv) The Company uses the accrual method of accounting for tax purposes.
               (xv) Neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in such country.
               (xvi) The Company and each Company Subsidiary is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xvii) To the Knowledge of the Company after consultation with Grant Thornton LLP, the transfer pricing practices and methodology of the Company and the Company Subsidiaries have been reviewed by Grant Thornton LLP and are correct in all material respects.
     2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, except as set forth in Section 2.12 of the Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.13 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”) and each lease, sublease, license or other occupancy agreement relating to the Leased Real Property to which the Company or any Company Subsidiary is a party or by which it is bound, the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any Company Subsidiary, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
          (b) The Leased Real Property is in good operating condition and repair (subject to normal wear and tear), free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed in all material respects all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby (collectively, “Permitted Liens”).
          (d) All equipment owned or leased by the Company currently in use and held for future use is in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Technology” shall mean any or all of the following (A) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (B) inventions (whether or not patentable), discoveries, improvements, and technology, (C) proprietary and confidential information, trade secrets and know how, (D) databases, data compilations and collections and technical data, (E) domain names, web addresses and sites, (F) tools, methods and processes, and (G) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind (collectively, the “Patents”), (B) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (C) the protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.
               (iii) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               (iv) “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
               (v) “Shrink-Wrap Code” shall mean off-the-shelf commercially available software where available for a cost of not more than $250,000 in the aggregate for all users and workstations.
          (b) Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal

(including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.
          (c) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred (100) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired any Registered Intellectual Property Rights or any other material Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant Governmental Entities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) Except as set forth in Section 2.14(d) of the Disclosure Schedule, all Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Final Surviving Entity and/or Parent, without restriction and without payment of any kind to any third party; provided, however, that the representations made in this Section 2.14(d) shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.14(b) of the Disclosure Schedule, and all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens (other than Permitted Liens, non-exclusive licenses of Company Intellectual Property, and those Liens set forth on Section 2.14(e) of the Disclosure Schedule). Except as set forth in Section 2.14(e) of the Disclosure Schedule, the Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
          (f) Except as set forth in Section 2.14(f) of the Disclosure Schedule, to the extent that any Technology has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights.
          (g) Except as set forth in Section 2.14(g) of the Disclosure Schedule, the Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other person or (ii) in the five (5)-year period immediately preceding the Closing, permitted the Company’s rights in any Intellectual Property Rights that are or were Company Registered Intellectual Property Rights to enter into the public domain.
          (h) Except as set forth in Section 2.14(h) of the Disclosure Schedule, and except for the Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(u) and Section 2.15(a)(xv) of the Disclosure Schedule and any Shrink-Wrap Code that is not incorporated into, combined with, or distributed in conjunction with any Company products or services, all Technology used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company in its written documents was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company and no third party owns or has any rights to any of the Company Intellectual Property.
          (i) The Company Intellectual Property, together with Technology and Intellectual Property Rights non-exclusively licensed to the Company pursuant to the non-exclusive in-bound licenses listed in Section 2.14(u) of the Disclosure Schedule, constitutes all of the Technology and Intellectual Property Rights used in or necessary to the conduct of the business of the Company as it currently is conducted or currently contemplated by the Company in its written documents to be conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development). The Final Surviving Entity will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are used in or necessary to the operation of the business of the Company as it currently is conducted or currently contemplated by the Company in its written documents to be conducted; provided, however, that the representations made in this Section 2.14(i) shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not or by any actions taken by the Parent or the Final Surviving Entity.

          (j) Except as set forth in Section 2.14(j) of the Disclosure Schedule, none of the contracts, licenses and agreements pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within one hundred twenty (120) days after the Closing Date, other than agreements that automatically renew for an additional term of at least one (1) year without the requirement for any action by the Company or any other party thereto.
          (k) Except as set forth in Section 2.14(k) of the Disclosure Schedule, no third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.
          (l) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or currently contemplated by the Company in its written documents to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.
          (m) Except as set forth in Section 2.14(m) of the Disclosure Schedule, neither the Company Intellectual Property nor the operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated by the Company in its written documents to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company has infringed or misappropriated, infringes or misappropriates, or will infringe or misappropriate when conducted by Parent and/or the Final Surviving Entity following the Closing in the manner currently contemplated to be conducted by the Company in its written documents, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Section 2.14(m) of the Disclosure Schedule, the Company has not received written notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Technology of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). The representations and warranties of the Company set forth in this Section 2.14(m) are the only representations and warranties of the Company with respect to the matters set forth in this Section 2.14(m). Notwithstanding anything in this Section 2.14(m) to the contrary, the foregoing representations in this Section 2.14(m) shall not be deemed breached as a result of the operation of the business of the Company following the Closing, to the extent the infringement arises from or is caused by (i) any modification, enhancement or improvement made by Parent or any of its affiliates following the Closing, to the extent the infringement would not have occurred but for such modification, enhancement or improvement, (ii) the use by Parent or any of its affiliates of any Company Intellectual Property in a manner for which it was not designed or not in accordance with applicable documentation, to the extent the infringement would not have occurred but for such use, and (iii) any use of any Company Intellectual Property by Parent or any of its affiliates in combination with other products, equipment, or software, to the extent the infringement would not have occurred but for such combination, unless in any such case under clause (i), (ii) or (iii) above, the modification, enhancement, improvement, use, or combination also either (x) was used, implemented or conducted by the Company prior to the Closing, or (y) is currently contemplated to be used, implemented or conducted by the Company in its written documents.
          (n) Except as set forth in Section 2.14(n) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Final Surviving Entity by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Final Surviving Entity, the Company or any Company Subsidiary granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Final Surviving Entity, the Company or any Company Subsidiary, (ii) Parent, the Final Surviving Entity or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Final Surviving Entity or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this Section 2.14(n) shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not or by any actions taken by the Parent or the Final Surviving Entity.
          (o) To the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
          (p) The Company has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (as set forth in Exhibit E attached hereto), and, except as set forth in Section 2.14(p) of the Disclosure Schedule, all current employees, consultants and contractors of the Company and all former employees, consultants and contractors of the Company who have been employed by or otherwise provided services to the Company in the last six (6) years have executed such an agreement in substantially the Company’s standard form.

          (q) Except as set forth in Section 2.14(q) of the Disclosure Schedule, no Company Intellectual Property, product, technology, or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (r) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Entity with respect to any Company product, technology or service, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company products, technologies and services in the ordinary course of business, consistent with past practices. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (s) The Company has not collected any personally identifiable information from any third parties except as described in Section 2.14(s) of the Disclosure Schedule. The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company. True and correct copies of all applicable privacy policies are attached to Section 2.14(s) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.
          (t) Except as set forth in Section 2.14(t) of the Disclosure Schedule, the Company has not disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of any source code owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (u) (i) Section 2.14(u)(i) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company incorporates into, combines with, or distributes in conjunction with any Company products or services (“Incorporated Open Source Software”) and identifies the license governing its use.
               (ii) The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and, except as set forth in Section 2.14(u)(ii) of the Disclosure Schedule, in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.
          (v) Section 2.14(v) of the Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Technology or Intellectual Property Rights.
     2.15 Agreements, Contracts and Commitments.
          (a) Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor or salesperson, or consulting, services or sales agreement, contract, or commitment that is not terminable by the Company at will and without penalty;
               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property or equipment having a value in excess of $50,000 individually or $250,000 in the aggregate;

               (v) any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement by the Company products of the Intellectual Property Rights of third parties that are contained in the Company’s written agreements with its distributors and resellers that have been entered into in the ordinary course of business, consistent with past practices, substantially in the Company’s standard form of distributor or reseller agreement;
               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $250,000 in the aggregate;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;
               (viii) any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order, contract or other commitment obligating the Company to purchase materials or services at a cost in excess of $50,000 individually or $250,000 in the aggregate;
               (x) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
               (xi) any agreement providing a customer with refund rights;
               (xii) any dealer, distribution, marketing, development or joint venture agreement which requires payment in excess of $50,000 individually or $250,000 in the aggregate;
               (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;
               (xiv) any contracts and licenses, including out-bound licenses with respect to the Company’s products, other than agreements with the Company’s distributors and resellers that have been entered into in the ordinary course of business, consistent with past practices, in the Company’s standard form of distributor or reseller contract (as set forth in Exhibit F hereof);

               (xv) any contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights (other than Shrink Wrap Code that is neither (A) incorporated into, or combined or distributed in conjunction with any Company Product, nor (B) used in connection with the development, support or maintenance of any Company Product), including without limitation any in-bound licenses, out-bound licenses and cross-licenses; or
               (xvi) any other agreement, contract or commitment that involves $50,000 individually or $250,000 in the aggregate or more and is not cancelable by the Company without penalty within ninety (90) days.
          (b) Except as set forth in Section 2.15(b)(i) of the Disclosure Schedule, the Company is in compliance in all material respects with, and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have any Knowledge of any event that would constitute such a material breach, violation or default with the lapse of time, giving of notice or both. Except as set forth in Section 2.15(b)(i) of the Disclosure Schedule, each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. There is no dispute regarding any Material Contract, or the performance of any Material Contract, including with respect to payments to be made or received by the Company thereunder. Except as set forth in Section 2.15(b)(ii) of the Disclosure Schedule, no Material Contract will terminate, or may be terminated by either party, solely by the passage of time or at the election of either party within one hundred twenty (120) days after the Closing. To the Knowledge of the Company, and after due inquiry of the individuals set forth on Schedule 2.15(b)(iii), no party to a Material Contract has any intention of terminating such Material Contract with the Company or reducing the volume of business such party conducts with the Company, whether as a result of the Merger or otherwise.
     2.16 Interested Party Transactions. Except as set forth in Section 2.16 of the Disclosure Schedule, no officer, director or stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has directly or indirectly, (i) an interest in any entity which furnishes or sells or licenses, services, products, Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. Except as set forth in Section 2.16 of the Disclosure Schedule, no Stockholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employees of the Company.
     2.17 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted by the Company in its written documents or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.18 Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors in their capacity as such, nor to the Knowledge of the Company is there any reasonable basis therefor. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their capacity as such by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or, to the Knowledge of the Company, questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated by the Company to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to Delaware law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that could reasonably give rise to such an action, suit, claim or proceeding.
     2.19 Minute Books. The minutes of the Company made available to counsel for Parent contain materially complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company and each of the Company Subsidiaries (and any committees thereof).
     2.20 Environmental Matters. The Company: (i) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (iv) has made available to Parent all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               (iii) “DOL” shall mean the United States Department of Labor.
               (iv) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.
               (v) “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               (vii) “ERISA Affiliate” shall mean any Company Subsidiary or other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               (viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               (ix) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               (x) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               (xi) “IRS” shall mean the United States Internal Revenue Service.
               (xii) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               (xiii) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth for each employee such employee’s name, hiring date, current annual salary, on-target compensation (including commission and bonus targets) for the fiscal year ending June 30, 2010, and accrued but unpaid vacation balances of each employee of the Company as of August 31, 2009. To the Knowledge of the Company, no employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.22(b)(3) of the Disclosure Schedule contains an accurate and complete list of all persons that have a consulting or advisory relationship with the Company.
          (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan within the past six (6) years, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would result in any material liability to the Company. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured medical plan that provides material benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other material retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other material retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state Law applicable to its Employees.
          (j) Effect of Transaction. Except as set forth in Section 2.22(j) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (k) Section 280G. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (l) Employment Matters. The Company is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened, against the Company or any of its Employees relating to any Employee, nor, to the Knowledge of the Company, is there a reasonable basis therefor. There are no pending or, to the Knowledge of the Company, threatened, claims or actions against the Company or any Company trustee under any worker’s compensation policy, nor, to the Knowledge of the Company, is there a reasonable basis therefor. The Company is not party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.22(l) of the Disclosure Schedule lists all material liabilities of the Company to any Employee, that result from the termination by the Company or any Company Subsidiary of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
          (m) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees and any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the

Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there a reasonable basis therefor, relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (n) WARN Act. The Company and any ERISA Affiliate have complied in all material respects with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar Laws including applicable provisions of state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.
          (o) No Interference or Conflict. To the Knowledge of the Company, no Stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. None of the execution nor delivery of this Agreement, the carrying on of the Company’s business as presently conducted or proposed to be conducted or any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
          (p) International Employee Plan. Except as set forth in Section 2.22(p) of the Disclosure Schedule, each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

          (q) Termination of 401(k) Plan. The Company has terminated, effective as of the day immediately preceding the Closing Date, each any and all Company Employee Plans sponsored by the Company or any Company Subsidiary intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). The Company has provided Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Company Subsidiary, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also has taken such other actions in furtherance of terminating such Company Employee Plan(s) as Parent and the Company may agree upon. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company has provided a reasonable estimate of the amount of such charges and/or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing Date.
          (r) 409A. Except as set forth in Section 2.22(r) of the Disclosure Schedule, each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has complied in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. Except as set forth in Section 2.22(r) of the Disclosure Schedule, each outstanding Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.
     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the Company’s incorporation and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws Except as set forth in Section 2.24 of the Disclosure Schedule, the Company has complied in all material respects with, is not in material violation of, and has not received any written notices of material violation with respect to, any Laws.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore made available to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.
     2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that exists as of the date of this Agreement and that has been requested in writing by Parent or its counsel.
     2.27 Payments and Expenditures. Except as set forth on Schedule 2.27 of the Disclosure Schedule, there have been no payments or expenditures made by the Company since January 31, 2009, other than in the ordinary course of business, consistent with past practice, and exercising reasonable business judgment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS
     Each of Parent and the Subs hereby represents and warrants to the Company that as of the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub I is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Sub I is newly formed and was formed solely to effectuate the First Step Merger. Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Sub II is now and has always been disregarded as an entity separate from Parent, within the meaning of 26 C.F.R. §301.7701-3. Each of Parent and the Subs has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and the Subs has all requisite corporate or limited liability power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and the Subs and no further action is required on the part of Parent or either of the Subs to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and the Subs are parties have been duly executed and delivered by Parent and the Subs and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and the Subs, enforceable against each of Parent and the Subs in accordance with their terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. No vote or other action of the stockholders of Parent is required by applicable Law, Parent’s certificate of incorporation or bylaws, or otherwise in order for Parent and the Subs to consummate the transactions contemplated hereby.
     3.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or the Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.
     3.4 No Conflict. The execution and delivery by Parent and each Sub of this Agreement and any Related Agreement to which Parent or a Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (i) any provision of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational documents of Parent or a Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3(i) and (iii) hereof, any material Laws applicable to Parent or either Sub or any of their respective properties (whether tangible or intangible) or assets.

     3.5 Parent Common Stock. The Parent Common Stock which constitutes the Equity Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the certificate of incorporation, the bylaws, or any Contract to which Parent is a party or by which its assets are bound.
     3.6 SEC Documents. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2006. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.
     3.7 Parent Financial Statements. The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments). Neither Parent nor any of its subsidiaries has been notified in writing by its independent registered public accounting firm or by the staff of the SEC (the “Staff”) that such firm or the Staff, as the case may be, is of the view that any financial statement included in any Parent SEC Reports should be restated, or that Parent should modify its accounting in future periods in a manner that would reasonably be expected to be materially adverse to Parent.
     3.8 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, since the date of the most recent unaudited financial statements included in the Parent SEC Reports and through the date of this Agreement, there has not been (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.
     3.9 Interim Operations of Subs.
          (a) The Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of each Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, neither Sub has incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
     3.10 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent, any of its subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors in their capacities as such, that is reasonably likely to result in a Parent Material Adverse Effect, and there is no investigation, audit or other proceeding pending or, to the knowledge of Parent, threatened, against Parent, any of its subsidiaries, their respective properties (tangible or intangible) or any of their respective officers in their capacities as such by or before any Governmental Entity, including the SEC or Nasdaq. No Governmental Entity has at any time challenged in writing the legal right of Parent or any of its subsidiaries to conduct its operations as presently or previously conducted.
     3.11 S-3 Eligibility; WKSI Status.
          (a) As of the date hereof, Parent is (i) eligible to register secondary offerings of securities, including the resale of the Parent Common Stock constituting the Equity Consideration, on a registration statement on Form S-3 under the Securities Act and (ii) a “well known seasoned issuer” under the Securities Act and the rules and regulations promulgated thereunder. The Existing

Shelf Registration Statement is effective and will be effective following the Closing for the purpose of registering for resale the shares of Parent Common Stock included in the Equity Consideration.
          (b) (i) At the time the Existing Shelf Registration Statement initially became effective, (ii) at the time of each amendment thereto (whether by post-effective amendment, incorporated report or form of prospectus), and (iii) as of the date of this Agreement, the Existing Shelf Registration Statement complied in all material respects to the requirements of the Act and the rules and regulations of the SEC thereunder and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (c) No stop order of the SEC preventing or suspending the use of any statutory prospectus or any prospectus supplement, or the effectiveness of the Existing Shelf Registration Statement, has been issued, and no proceedings for such purpose have been instituted or, to Parent’s knowledge, are contemplated by the SEC.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Expenses.
          (a) All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting (excluding the costs of any audit), financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 4.2 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Third Party Expenses of the Company shall also include:
               (i) any Losses (as defined in Section 6.2 hereof) in excess of $3,000,000 paid or for which the Company or Parent is or becomes liable pursuant to the Settlement Agreement and the matters contemplated thereby, regardless of whether such Losses are incurred prior or subsequent to the Effective Time;
               (ii) any bonuses paid or to be paid to employees or consultants of the Company after January 31, 2009 pursuant to arrangements in effect prior to the Closing, other than (1) the Closing Bonuses, (2) the Employee/Consultant Bonuses pursuant to Section 4.5 hereof and (3) bonuses payable pursuant to the arrangements disclosed as Items 1-14 of Section 2.10(k) of the Disclosure Schedule.

               (iii) any expenses incurred by the Company and described in Section 4.2 hereof; and
               (iv) fifty percent (50%) of the cost of the D&O Tail Policy (as such term is defined in Section 4.6 hereof).
The Company has delivered to Parent a statement of estimated Third Party Expenses incurred by the Company in form reasonably satisfactory to Parent (the “Statement of Expenses”). The Statement of Expenses shall be accompanied by invoices from the Company’s legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses reflected on the Statement of Expenses shall be deducted from the Cash Consideration pursuant to Section 1.6(a)(iv). The amount of any Third Party Expenses of the Company that are not reflected on the Statement of Expenses (“Excess Third Party Expenses”), shall be subject to the indemnification provisions of ARTICLE VI hereof and shall not be limited by the Threshold Amount (as defined in Section 6.4(a) hereof).
          (b) Notwithstanding anything herein to the contrary, the parties hereto agree that the value of the Company RSUs, the costs and expenses related to the Current IRS Audit incurred by Parent through the date hereof, the costs and expenses incurred by the Company in connection with the Financial Statement Preparation and fifty percent (50%) of the D&O Tail Policy shall each be deemed ordinary course expenses and shall not be included in the Company’s Third Party Expenses, otherwise decrease the Merger Consideration or be the subject of, directly or indirectly, any indemnification claim pursuant to ARTICLE VI hereof.
     4.2 Consents. In the event that, prior to the Effective Time, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 4.1 hereof.
     4.3 Additional Documents and Further Assurances; Reasonable Efforts.
          (a) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
          (b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     4.4 New Employment Arrangements. Parent or the Final Surviving Entity will offer certain of the Employees “at-will” employment by Parent and/or the Final Surviving Entity, to be effective as of the Closing Date, upon proof of a legal right to work in the United States; provided, however, that in the event the Final Surviving Entity does not make at least a sufficient number of job offers to Employees to ensure that notice obligations under WARN or any applicable plan closing law are not triggered, no Escrow Participant shall be liable in any manner whatsoever, directly or indirectly, for any Losses incurred or sustained by any Indemnified Party in connection therewith. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent after consultation with the Company’s management, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, (v) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date, and (vi) include agreements providing for non-competition with the business of the Company, Parent and the Final Surviving Entity, non-solicitation of the customers and employees of the Company, Parent and the Final Surviving Entity following the termination of such employee, arbitration and release of claims. Each employee of the Company who remains an employee of Parent or the Final Surviving Entity after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Continuing Employees shall execute an Offer Letter and an Employee Proprietary Information, Inventions, Non-Competition and No-Hire Agreement. Parent and the Final Surviving Entity shall treat, and shall cause the applicable benefit plans to treat, the service of the Continuing Employees to the Company or any Company Subsidiary attributable to a period before the Effective Time as service rendered to the Final Surviving Entity for all purposes, including eligibility to participate, vesting, applicability of any minimum waiting periods for participation and accrual of benefits for purposes of vacation, paid time off and severance. Without limiting the foregoing, neither Parent nor the Final Surviving Entity will treat any Continuing Employee as a “new” employee for purposes of exclusions under any health or similar plan of Parent or the Final Surviving Entity for a pre-existing medical condition, and, to the extent possible without unreasonable effort or expense, any deductibles and co-pays paid under any of the Company’s health plans shall be credited towards deductibles and co-pays under the health plans of Parent and the Final Surviving Entity.

     4.5 Employee Bonus. At or prior to the Closing Date, the Company shall be permitted to pay a cash bonus to each employee or consultant of the Company or other individual listed on Schedule 4.5 hereto (collectively, the “Employee/Consultant Bonuses”) in the amounts listed next to such employee’s, consultant’s or individual’s name on Schedule 4.5 hereto; provided, however, that (i) such bonuses shall have been accrued on the Company’s balance sheet as of June 30, 2009 based on a bonus program or criteria in place prior to March 31, 2009, (ii) such bonuses shall not be related to the success of the transactions contemplated by this Agreement and (iii) the aggregate amount of such bonuses shall not exceed $280,000.
     4.6 Officer’s and Directors’ Indemnification.
          (a) Each of Parent and the Subs agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries (each, a “Company Indemnitee”) provided for in Charter Documents shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. From and after the Effective Time, Parent and the Final Surviving Entity also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors.
          (b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall, and shall cause the Final Surviving Entity to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
          (c) The obligations under this Section 4.6 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 4.6 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 4.6 applies shall be third party beneficiaries of this Section 4.6 and shall be entitled to enforce the covenants contained herein).

     4.7 Financial Statements.
          (a) The Company acknowledges that Parent will include the Year-End Financials and the 2009 Financials, all in a form compliant with Regulation S-X (collectively, the “Required Financials”) in a registration statement or other filing made by Parent with the SEC.
          (b) The Company, prior to the Effective Time, and the Stockholder Representative, on or after the Effective Time, shall, if reasonably requested by Parent, reasonably cooperate with Parent in causing the Company’s auditors to deliver any opinions, consents, comfort letters, or other materials necessary for Parent to file the Required Financials in a registration statement or other filing made by Parent with the SEC.
     4.8 Books and Records. Parent shall, and shall cause the Final Surviving Entity to, until the Survival Date, maintain an electronic copy of all books, records and other documents pertaining to the business of the Company and the Company Subsidiaries contained in the Company’s electronic data room on the day immediately prior to the Closing Date, and to make the same available for inspection by the Stockholder Representative during the normal business hours of Parent and the Final Surviving Entity, as applicable, upon reasonable request and upon reasonable notice.
     4.9 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to (i) conduct its business, except to the extent that Parent shall otherwise consent in writing, in the ordinary course in substantially the same manner as heretofore conducted, and to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time, and (ii) not take any action that could reasonably be expected to prohibit or impair the transactions contemplated by this Agreement.
     4.10 Tax Matters.
          (a) Except as set forth on Schedule 4.10(a), all Returns of the Company and the Company Subsidiaries for any taxable period ending on or before the Closing Date, or for any taxable period that includes (but does not end on) the Closing Date, shall be prepared in a manner consistent with past practices of the Company or the relevant Company Subsidiary, to the extent such past practice complies with applicable Law. No later than fifteen (15) days before filing any U.S. federal or state corporate income Returns of the Company and the Company Subsidiaries for any taxable period ending on or before the Closing Date, Parent shall deliver such Returns to the Stockholder Representative for review and comment and shall reasonably consider any reasonable comments received from the Stockholder Representative on such Returns. For the avoidance of doubt, comments of the Stockholder Representative with respect to the matters set forth on Schedule 4.10(a) that are inconsistent with Schedule 4.10(a) shall not be considered reasonable.
          (b) Parent shall not amend, modify, or otherwise change after filing any Return of the Company or any Company Subsidiary for any taxable period ending on or before the Closing Date, or for any taxable period that includes (but does not end on) the Closing Date in a manner that increases the Escrow Participants’ indemnification obligations under Section 6.2 hereof, except as required pursuant to a determination within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, if in the absence of a final determination within the meaning of Section 1313(a) of the Code, Parent voluntarily amends, modifies or otherwise changes after filing any Return of the Company or any Company Subsidiary for any taxable period ending on or before the Closing Date, or for any taxable period that includes (but does not end on) the Closing Date (each such Return that is amended, modified or otherwise changed after filing, a “Voluntary Amendment”), Parent will not be entitled to indemnification pursuant to Section 6.2 hereof to the extent that such Voluntary Amendment would increase the Escrow Participants’ indemnification obligations thereunder.
          (c) Within a reasonable time (but not more than ten (10) Business Days) after Parent or the Final Surviving Entity receives written notice of a Tax contest, audit or other proceeding relating to a taxable period ending on or before the Closing Date for which the Escrow Participants would reasonably be expected to have any indemnification obligation under Section 6.2 (each a “Pre-Closing Tax Contest”), Parent will notify the Stockholder Representative in writing of such Pre-Closing Tax Contest. The Escrow Participants will have the right, through the Stockholder Representative, to control the defense of such Pre-Closing Tax Contest at their own expense and in a reasonable and timely manner by providing written notice to Parent not more than ten (10) Business Days after receipt by the Stockholder Representative of notice of such Pre-Closing Tax Contest from Parent. If the Escrow Participants do not exercise such right, Parent shall be entitled to control the defense of such Pre-Closing Tax Contest at its own expense. If the Escrow Participants exercise such right, the limitations on indemnity described in Section 6.6(a) hereof shall not apply, and Parent shall have the right to participate in such Pre-Closing Tax Contest at its own expense, and shall be entitled to control the disposition of any issue involved in such Pre-Closing Tax Contest which does not affect a potential liability of the Escrow Participants. Within a reasonable time (but not more than ten (10) Business Days) after Parent or the Final Surviving Entity receives written notice of a Tax contest, audit or other proceeding relating to a taxable period that includes (but does not end on) the Closing Date for which the Escrow Participants would reasonably be expected to have any indemnification obligation under Section 6.2 hereof (each, a “Straddle Period Tax Contest”), Parent will notify the Stockholder Representative in writing of such Straddle Period Tax Contest. The Escrow Participants will have the right, through the Stockholder Representative, to exercise joint control with Parent over the defense of such Straddle Period Tax Contest in a reasonable and timely manner by providing written notice to Parent within no more than ten (10) Business Days after receipt by the Stockholder Representative of notice of such Straddle Period Tax Contest from Parent. If the Escrow Participants do not exercise such right, Parent shall be entitled to control the defense of such Straddle Period Tax Contest at its own expense. If the Escrow

Participants exercise such right, the limitations on indemnity described in Section 6.6(a) hereof shall not apply, and Parent and the Escrow Participants, through the Stockholder Representative, shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense. To the extent of any conflict between the provisions of this Section 4.10(c) and Section 6.4(e) hereof, this Section 4.10(c) shall control. Notwithstanding anything to the contrary in this Agreement, the foregoing provisions of this Section 4.10(c) shall not apply to, and the term Pre-Closing Tax Contest shall not include, the Current IRS Audit, as defined on Schedule 4.10(c) hereto. Parent will have the right to control the defense of all issues arising out of the Current IRS Audit, and to settle or compromise such issues; provided, however, that in controlling such defense, Parent will act in good faith and use commercially reasonable efforts to reduce the Tax liabilities of the Company and the Company Subsidiaries in connection with the Current IRS Audit. The Escrow Participants will have the right, through the Stockholder Representative (or, as appropriate, the Stockholder Representative’s tax advisors), to participate in the Current IRS Audit.
          (d) Parent, the Final Surviving Entity and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Returns pursuant to this Section 4.10 and any audit, litigation or other proceeding with respect to Taxes of the Company or any Company Subsidiary. Parent, the Company, the Stockholder Representative, and the Escrow Participants further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any sales, use, transfer or similar Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     4.11 Company RSUs. The Company shall, effective as of immediately prior to the Effective Time, grant Company RSUs under the Company’s 2007 Stock Option and Grant Plan to those individuals and employees and in such amounts and with the vesting schedules that are listed on Schedule 4.11 hereto. Prior to the Effective Time, and subject to the advance review and approval of Parent, the Company shall have taken all actions necessary to effect the grant of the Company RSUs, including adopting a form of restricted stock unit award agreement (which shall provide, among other things, for a vesting commencement date of no earlier than the Effective Time, no accelerated vesting as a result of the Merger, and that such Company RSUs shall terminate in the event this Agreement is terminated pursuant to Section 8.1 hereof), authorizing the granting of the Company RSUs, and obtaining any required consents and/or approvals necessary to effectuate the provisions of this Section 4.11 and which may otherwise be required pursuant to applicable Law.

ARTICLE V
CONDITIONS TO THE FIRST STEP MERGER
     5.1 Conditions to Obligations of Each Party to Effect the First Step Merger. The respective obligations of the Company and Parent to effect the First Step Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Step Merger illegal or otherwise prohibiting consummation of the First Step Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the First Step Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, including the appointment of the Stockholder Representative.
     5.2 Conditions to the Obligations of Parent and Sub I. The obligations of Parent and Sub I to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub I:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Governmental Approval. Approvals from any Governmental Entity, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.
          (c) Company Board Approval. This Agreement shall have been approved by the Board of Directors of the Company, which approval shall not have been modified or revoked.

          (d) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract that are listed on Schedule 5.2(d) to this Agreement, each in such form and substance that is reasonably acceptable to Parent.
          (e) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect.
          (f) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
          (g) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit G.
          (h) Appraisal Rights. The holders of no greater than forty-nine and one half percent (49.5%) of the outstanding Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to such equity securities of the Company by virtue of the Merger.
          (i) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Sub I set forth in Section 5.2(a) and 5.2(e) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (j) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement was approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement.
          (k) Certificates of Good Standing. Parent shall have received (i) a long form certificate of good standing from the Secretary of State of the State of Delaware, and (ii) a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.
          (l) FIRPTA Certificate. Parent shall have received a copy of a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

          (m) Termination of 401(k) Plan. Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 2.22(q) hereof.
          (n) Employees. The persons listed on Schedule 5.2(n) to this Agreement (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Final Surviving Entity (the “Key Employees”) on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have notified Parent or the Company in writing of such employee’s intention of leaving the employ of Parent or the Final Surviving Entity following the Effective Time.
          (o) Valid Private Placement. The issuance of Parent Common Stock in connection with the Merger shall qualify as a valid exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act as a valid private placement under Rule 506 of Regulation D under the Securities Act.
          (p) Financial Statements. Parent shall have received a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Required Financials with the SEC or incorporate the Required Financials into a Registration Statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities.
          (q) Promissory Notes. Each Noteholder shall have executed and delivered to Parent an acknowledgement of receipt with respect to any portion of the Merger Consideration used to repay such Notes, in form and substance reasonably satisfactory to Parent.
     5.3 Conditions to Obligations of the Company. The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and the Subs in this Agreement (other than the representations and warranties of Parent and the Subs as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and

(ii) each of Parent and the Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Parent Material Adverse Effect since the date of this Agreement.
          (c) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 5.3 hereof have been satisfied.
          (d) Legal Opinion. The Company shall have received a legal opinion from legal counsel to Parent and the Subs, substantially in the form attached hereto as Exhibit H.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
     6.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company (other than the representations and warranties of the Company contained in Section 2.27 hereof which shall survive until December 30, 2009), Parent and the Subs contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until 11:59 p.m. (ET) on December 30, 2010 (the “Survival Date”); provided, however, that the representations and warranties of the Company contained in Section 2.2 and Section 2.11 hereof shall survive until the expiration of the applicable statute of limitations; provided further, however, that if, at any time prior to 11:59 p.m. (ET) on the Survival Date, an Officer’s Certificate (as defined in Section 6.4(b)) is delivered alleging Losses and a claim for recovery under Section 6.3(b), then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved.
     6.2 Indemnification. The Escrow Participants shall, severally and not jointly, indemnify and hold Parent and its officers, directors, and affiliates, including the Interim Surviving Corporation and the Final Surviving Entity (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense and diminution in value but excluding consequential, exemplary and punitive damages and any multiple of damages (unless Parent has paid, or is obligated to pay, such damages in connection with a Third Party Claim) (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Interim Surviving Corporation and the Final Surviving Entity), directly or indirectly, as a result of, or with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in this

Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or, in the case of a Third Party Claim any allegation that, if true, would constitute such a breach or inaccuracy, (b) any failure by the Company to perform, fulfill or comply with any covenant applicable to it contained in this Agreement, (c) any Excess Third Party Expenses, (d) any Dissenting Share Payments, (e) any amounts payable pursuant to the agreement set forth as Item 53 of Section 2.5 of the Disclosure Schedule or (f) the Current IRS Audit, but excluding from the definition of Losses for this purpose U.S. federal income taxes in an amount not to exceed $10,700,000 relating to the Company’s method of accounting regarding revenue recognition and/or deferral of revenue for Tax purposes and the costs and expenses related to the Current IRS Audit incurred by Parent through the date hereof. For the avoidance of doubt, (i) U.S. federal income taxes in excess of $10,700,000 relating to the Company’s method of accounting regarding revenue recognition and/or deferral of revenue for Tax purposes, (ii) U.S. federal income taxes not relating to the Company’s method of accounting regarding revenue recognition and/or deferral of revenue for Tax purposes, (iii) state income taxes, (iv) penalties and interest imposed by the U.S. Internal Revenue Service or the income tax authority of any State, and (v) any other Losses incurred or sustained by the Indemnified Parties, directly or indirectly, in the case of each of items (i), (ii), (iii), (iv) and (v) as a result of, or with respect to or in connection with the Current IRS Audit shall be included in the indemnity obligation of the Escrow Participants set forth in Section 6.2(f) hereof. The Escrow Participants shall not have any right of contribution from the Interim Surviving Corporation, the Final Surviving Entity or Parent with respect to any Loss claimed by an Indemnified Party under this Section 6.2 hereof.
     6.3 Escrow Arrangements.
          (a) Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount out of the Cash Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The cash comprising the Escrow Fund shall be deposited by Parent with respect to each Escrow Participant without any act by them, in accordance with their respective Pro Rata Portions of the Escrow Amount. The Escrow Fund shall be security for the indemnity obligations provided for in Section 6.2 hereof. The Escrow Fund shall be subdivided into a $3,800,000 general escrow fund (the “General Escrow Fund”) and a $3,700,000 tax escrow fund (the “Tax Escrow Fund”). The General Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VI. The Tax Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to indemnification pursuant to Section 6.2(f) hereof. In the event that the Indemnified Parties have suffered or incurred Losses for which they are entitled to indemnification pursuant to Section 6.2(f) hereof in excess of the Tax Escrow Fund, the Indemnified Parties shall be entitled to recover such excess losses from the General Escrow Fund; provided, however, for the avoidance of doubt, in the event that the Indemnified

Parties have suffered any Losses for which they are entitled to indemnification pursuant to Sections 6.2(a) through (e) hereof, such Indemnified Parties shall have no right to proceed against the Tax Escrow Fund for such Losses, regardless of whether or not the General Escrow Fund has been exhausted. Interests in the Escrow Fund shall be non-transferable.
          (b) Stockholder Representative Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Stockholder Representative Amount (less all applicable income and employment Tax withholdings) out of the Cash Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Stockholder Representative Amount (less all applicable income and employment Tax withholdings) shall constitute an escrow fund (the “Stockholder Representative Fund”) to be governed by the terms set forth herein. The cash comprising the Stockholder Representative Fund shall be deposited by Parent as, for this purpose, agent of the Escrow Participants, who shall thereupon, without any act by them, be treated as having received from Parent under Section 1.6 hereof such cash (less all applicable income and employment Tax withholdings) in accordance with their respective Pro Rata Portions of the Stockholder Representative Amount and then as having deposited such cash (less all applicable income and employment Tax withholdings) into the Stockholder Representative Fund. The Stockholder Representative Fund shall be held in an account to reimburse the Stockholder Representative for out-of-pocket fees and expenses and to pay other obligations to or of the Stockholder Representative in connection with Section 6.4(g) and Section 6.5 hereof, or shall (to the extent not previously distributed to the Stockholder Representative as provided for or subject to a claim by the Stockholder Representative) be distributed to the Escrow Participants at such time, and in such manner, as the Stockholder Representative directs, consistent with the last sentence of Section 6.3(e)(ii) hereof. Interests in the Stockholder Representative Fund shall be non-transferable.
          (c) Escrow Periods; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the General Escrow Fund shall be in existence immediately following the Effective Time and shall automatically terminate at 11:59 p.m. (ET) on the Survival Date (the “General Escrow Period”) and the Escrow Agent shall promptly distribute any amounts remaining in the General Escrow Fund to the Escrow Participants in accordance with their respective Pro Rata Portions; provided, however, that the General Escrow Period shall not terminate (and the Escrow Agent shall not make a distribution) with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to 11:59 p.m. (ET) on the Survival Date. As soon as such claims have been resolved in accordance with Section 6.4(d), the Escrow Agent shall deliver the remaining portion of the General Escrow Fund not required to satisfy such claims to the Escrow Participants. Subject to the following requirements, the Tax Escrow Fund shall be in existence immediately following the Effective Time and shall automatically terminate at 11:59 p.m. (ET) on the twentieth (20th) Business Day following the date on which all matters related to the Current IRS Audit have been fully and finally resolved (the “Tax Escrow Period,” and together with the General Escrow Period, the “Escrow Period”), and the

Escrow Agent shall promptly distribute any amounts remaining in the Tax Escrow Fund to the Escrow Participants in accordance with their respective Pro Rata Portions; provided, however, that the Tax Escrow Period shall not terminate (and the Escrow Agent shall not make a distribution) with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to 11:59 p.m. (ET) on the last Business Day of the Tax Escrow Period (the “Tax Escrow Survival Date”). As soon as all such claims have been resolved in accordance with Section 6.4(d), the Escrow Agent shall deliver the remaining portion of the Tax Escrow Fund not required to satisfy such claims to the Escrow Participants. Deliveries of amounts out of the Escrow Fund to the Escrow Participants pursuant to this Section 6.3(c) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund, with the amount of cash delivered to each Escrow Participant rounded down to the nearest cent. Any distribution of all or a portion of the cash in the Escrow Fund to the Escrow Participants shall be made by delivery of payment by check to each such Escrow Participant equal to the amount of cash being distributed, allocated among the Escrow Participants based on their Pro Rata Portion of the Escrow Amount, and mailed by first class mail to such Escrow Participants’ address as set forth on the schedule delivered to the Escrow Agent at Closing (or to such other address as any such Escrow Participant may have previously instructed the Escrow Agent in writing). Any distribution of all or a portion of the cash in the Escrow Fund to Escrow Participants who are Optionholders on the schedule delivered to the Escrow Agent at Closing shall be made by remitting such payment to Parent, and Parent shall pay such amounts to the respective Optionholders less any required federal and state withholding taxes, which Parent shall cause to be paid to the applicable taxing authorities and which shall be treated for all other purposes under this Agreement as distributed to the Optionholders. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.
          (d) Release of the Stockholder Representative Fund. The Escrow Agent shall not distribute the Stockholder Representative Fund (or any portion thereof) to any Escrow Participant except in accordance with this Section 6.3(d). The Escrow Agent shall disburse the Stockholder Representative Fund only in accordance with a written instrument delivered to the Escrow Agent that is executed by the Stockholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Stockholder Representative Fund. Upon receipt by the Escrow Agent of a written instrument that is executed by the Stockholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Stockholder Representative Fund, the Escrow Agent shall within three (3) Business Days of such instruction, disburse to the Stockholder Representative the amount so instructed in such written instrument whereupon the then current Stockholder Representative Fund balance shall be reduced by such amount.

          (e) Protection of Escrow Fund and the Stockholder Representative Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund and the Stockholder Representative Fund during the Escrow Periods and shall hold and dispose of the Escrow Fund and the Stockholder Representative Fund only in accordance with the terms of this Section 6.3(e).
               (ii) The Escrow Fund shall be invested in the Escrow Agent’s Money Market Insured Savings Account (the “Money Market Account”) and as described in Exhibit I hereto, and any interest paid on such cash shall be added to the Escrow Fund and shall be a part thereof. The Escrow Agent shall have no liability for any investment losses suffered absent gross negligence or willful misconduct. The parties hereto agree that Parent is the owner of the cash in the Escrow Fund. The parties hereto agree that all interest on or other taxable income, if any, earned from the investment of such cash in the Escrow Fund pursuant to this Agreement shall be treated for tax purposes as earned by Parent. The Stockholder Representative Fund shall not be invested, shall remain uninvested for the duration of the Escrow Periods, and shall earn no interest or other income. The parties hereto agree that the Escrow Participants are the owners of the cash in the Stockholder Representative Fund in accordance with their respective Pro Rata Portions of the Stockholder Representative Amount, except that, solely for this purpose, the Pro Rata Portion of each Optionholder shall be reduced by all applicable income and employment Tax withholdings made with respect to such Optionholder.
               (iii) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, immediately upon completion of the Closing.
     6.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 6.4(a), an Indemnified Party may not recover any Losses under Section 6.2(a) unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 6.2(a) in excess of $571,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 6.4(b) hereof, in which case such Indemnified Party shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (b), (c), (d), (e) and (f) of Section 6.2 hereof, and (B) Losses resulting from any breach of a representation or warranty contained in Section 2.2, Section 2.11 or Section 2.27 hereof.

          (b) Claims for Indemnification.
               (i) In order to seek indemnification under Section 6.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative and the Escrow Agent at any time on or before 11:59 p.m. (ET) on the Survival Date or the Tax Escrow Survival Date, as applicable; provided, however, Parent may seek indemnification for a breach of a representation and warranty of the Company contained in Section 2.2 and Section 2.11 hereof following the expiration of the General Escrow Period by delivering an Officer’s Certificate to the Stockholder Representative on or before the expiration of the applicable statute of limitations. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 6.4(c) hereof, the Escrow Agent shall promptly, and in no event later than the thirty-first (31st) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in cash and shall be deemed to have been made pro rata amongst the Escrow Participants based on their respective Pro Rata Portions of the Escrow Amount. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent (A) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (c) Objections to Claims for Indemnification. No payment shall be made under Section 6.4(b)(i) if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to Parent and the Escrow Agent prior to 11:59 p.m. (ET) on the thirtieth (30th) day after its receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative and the Escrow Participants hereby waive the right to object to any claims in respect of any Agreed-Upon Loss (as defined in Section 6.4(d)(iii) hereof), except to the extent that the Stockholder Representative disagrees with the mathematical calculation of the amount of such Agreed-Upon Loss. If the Stockholder Representative does not object in writing within such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 6.4(b).
          (d) Resolution of Conflicts.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 6.4(c) (other than Agreed-Upon Losses as defined in Section 6.4(d)(iii) hereof), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) At any time following delivery of an Objection Notice by the Stockholder Representative to Parent and the Escrow Agent or in the event of any dispute arising pursuant to ARTICLE VI hereof, either Parent, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.
               (iii) This Section 6.4(d) shall not apply to claims made in respect of (A) any Dissenting Share Payments (as defined in Section 1.7(c)), (B) any Excess Third Party Expenses (as defined in Section 4.1), or (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 6.4(f) hereof (each, an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 6.4(b) above and the Stockholder Representative shall have no right to object to any such claims made in the Officer’s Certificate pursuant to Section 6.4(c) hereof, except to the extent that the Stockholder Representative disagrees with the mathematical calculation of the amount of such Agreed-Upon Loss.
          (e) Third-Party Claims. In the event any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VI, such Indemnified Party shall notify the Escrow Agent and the Stockholder Representative of such claim within thirty (30) days after it becomes aware of such Third Party Claim specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party; provided that the failure to provide such notice within such thirty (30) day period shall not affect the rights of such Indemnified Parties to indemnification pursuant to this ARTICLE VI except to the extent that the Stockholder Representative or any Escrow Participant shall have been materially prejudiced thereby. If the Third Party Claim may result in a claim against the Escrow Fund, the Stockholder Representative on behalf of the Escrow Participants, shall be entitled, at its expense, to participate in, but not to determine or conduct (except as expressly provided below), the defense of such Third Party Claim; provided, however, that the Escrow Participants agree and consent, as a condition of such entitlement of participation, that Parent’s legal counsel in the Third Party Claim shall not be precluded from representing Parent as against the Escrow Participants in the event that the Escrow Participants dispute the fact or amount of the Parent’s claim of a Loss related to such matter. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim. If after fifteen (15) days prior written notice from the Stockholder Representative, an Indemnified Party fails to defend or if, after commencing or undertaking any such defense, such Indemnified Party fails to prosecute or withdraws from such defense, the Stockholder Representative, on behalf of the Escrow Participants, shall have the right to undertake the defense or settlement thereof; provided, however, that if the Stockholder Representative elects to direct the defense of any such claim or proceeding, Parent’s right to indemnification hereunder shall not be limited by the maximum amount of indemnification provided in Section 6.6(a) hereof. If the Stockholder Representative elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Stockholder Representative consents in writing to such payment or unless the Stockholder Representative withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Escrow Participants is entered against such Indemnified Party for such liability. An Indemnified Party shall provide the Stockholder Representative and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with the Stockholder Representative in the defense or settlement thereof. In the event that the Stockholder Representative has consented to any such settlement, the Stockholder Representative shall have no power or authority on behalf of the Escrow Participants to object to the amount of any Third Party Claim by Parent. If the Stockholder Representative assumes the defense of any such claim or proceeding pursuant to this Section 6.4(e) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Stockholder Representative shall give the Parent prompt written notice thereof, and Parent shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. In the event of a Third Party Claim related to the Settlement Agreement (except to the extent such Third Party Claim relates to the ownership of any Company Intellectual Property), the Stockholder Representative, on behalf of the Escrow Participants, shall have the right to conduct the defense of, and to settle, any such claim, provided that any settlement shall be subject to the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.
          (f) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount; provided, however, that in the event any Escrow Participant fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Escrow Participant’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Escrow Participant’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount directly from the Escrow Fund; provided, however, that in the event the Escrow Participants’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Escrow Participants’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Escrow Participant equal to such Escrow Participant’s Pro Rata Portion of such amount without regard to any caps or other limits herein.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
               (xii) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
          (g) Fees. All fees (including attorney’s fees) of the Escrow Agent and/or the Exchange and Paying Agent for performance of their duties hereunder shall be paid (i) by Parent, with respect to the Escrow Amount and (ii) by the Stockholder Representative out of the Stockholder Representative Fund, to the extent related thereto, in each case, in accordance with the standard fee schedule attached as Schedule 6.4(g); provided, however, that to the extent that distributions are made from the Escrow Fund and the Stockholder Representative Fund simultaneously, the fees of the Escrow Agent and/or the Exchange and Paying Agent related to such distribution shall be paid by Parent and only the incremental costs (if any) associated with the additional distribution from the Stockholder Representative Fund shall be deducted from the Stockholder Representative Amount. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent (with respect to the Escrow Amount) or the Stockholder Representative (with respect to the Stockholder Representative Amount), or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

          (h) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.
          (i) Customer Identification Program. Each of the parties acknowledge receipt of the notice set forth on Exhibit J attached hereto and made part hereof and that information may be requested to verify their identities.
     6.5 Stockholder Representative.
          (a) By virtue of the approval of this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Gary Hall as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Escrow Participants to give and receive notices and communications, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholder Representative in connection with this Agreement, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Escrow Participant or by any such Escrow Participant against any Indemnified Party or any dispute between any Indemnified Party and any such Escrow Participant, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Escrow Participants from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Escrow Participants.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Escrow Participants shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative and the reasonable fees of the Stockholder Representative (at a rate of $200 per hour) related to the performance of the services as Stockholder Representative (“Stockholder Representative Expenses”). The Stockholder Representative Expenses, including the costs and expenses of enforcing this right of indemnification, shall be paid from the Stockholder Representative Fund. A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Escrow Participants. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
          (c) The Stockholder Representative shall act in the best interest of the Stockholders, as if appointed by each Stockholder as its representative. The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel. In no event shall the Stockholder Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.
          (d) The Stockholder Representative shall have reasonable access to information reasonably requested by the Stockholder Representative and the reasonable assistance of the Final Surviving Entity’s officers and employees for purposes of performing the Stockholder Representative duties under this Agreement and exercising its rights under this Agreement.
          (e) In the performance of its duties hereunder, the Stockholder Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Escrow Participant or any party hereunder and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
     6.6 Maximum Payments; Remedy; Limitations on Indemnity.
          (a) The maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 6.2(a) hereof (other than for breaches of the representations and warranties contained in Sections 2.2 and 2.11 hereof) shall be limited to the amounts held in the General Escrow Fund. The maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 6.2(a) hereof for breaches of the representations and warranties contained in Section 2.2 hereof shall be limited to the aggregate Merger Consideration (less any amounts actually recovered by an Indemnified Party under this Agreement). The maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 6.2(a) hereof for breaches of the representations and warranties contained in Section 2.11 hereof shall be $3,800,000 (less any amounts actually recovered by an Indemnified Party from the General Escrow Fund). Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 6.2(f) hereof shall be $7,500,000 (less any amounts actually recovered by an Indemnified Party from the Escrow Fund).
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud, or any intentional breaches of representations and warranties on the part of such party (it is agreed and understood that the Survival Date and the Threshold Amount shall not apply in respect of any such Losses).
          (c) The liability of the Escrow Participants to indemnify the Indemnified Parties pursuant to Section 6.2 hereof shall be several and not joint based on their respective Pro Rata Portions, and in no event shall any Escrow Participant be obligated to indemnify the Indemnified Parties for any Losses pursuant to Section 6.2 hereof in excess of such Escrow Participant’s Pro Rata Portion of such Loss.
          (d) Subject to the limitations set forth in Section 6.6(a) above, (i) the aggregate liability of the Escrow Participants to indemnify the Indemnified Parties for Losses pursuant to this ARTICLE VI shall be limited in the aggregate to the Merger Consideration and (ii) the aggregate liability of each Escrow Participant to indemnify the Indemnified Parties for Losses pursuant to this ARTICLE VI shall be limited to (A) the portion of the Merger Consideration actually paid to such Escrow Participant plus (B) without duplication of clause (A), such Escrow Participant’s Pro Rata Portion of the Escrow Fund.
          (e) Notwithstanding anything herein to the contrary, prior to making any indemnification claim against the Escrow Participants pursuant to this ARTICLE VI, an Indemnified Party shall first make a claim against the Escrow Fund to the extent that the amounts in the Escrow Fund are sufficient to satisfy all Losses reflected in the Officer’s Certificate in full.
          (f) The amount of Losses otherwise recoverable under Section 6.2 hereof shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto. Parent hereby acknowledges the limitations under applicable Law related to the recovery of Losses that Parent might have avoided with reasonable effort and without undue risk, expense or burden, and agrees that nothing in this Agreement shall supersede such provisions of applicable Law.
          (g) If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to Section 6.2 hereof and such Indemnified Party (or an affiliate thereof)

subsequently recovers (by payment of cash) from a third party a sum which is referable to that claim in respect of such breach, such Indemnified Party shall (or, as appropriate, shall procure that such affiliate shall) forthwith repay to the indemnifying party or parties: (i) an amount equal to the sum recovered from the third party in cash, less reasonable out-of-pocket costs and expenses incurred by such Indemnified Party recovering the same; or (ii) if the figure resulting under paragraph (i) is greater than the amount paid by the applicable indemnifying parties to the Indemnified Parties in respect of the claim, such lesser amount as shall have been so paid by such indemnifying parties, so as to leave the Indemnified Party in no better or worse position than it would have been in had the claim not arisen in the first place.
          (h) Any Losses for which any Indemnified Party is entitled to indemnification under this ARTICLE VI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
          (i) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of Section 4.9 hereof if the Merger does not close.
          (j) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
     6.7 Remedies Exclusive. From and after the Closing, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this ARTICLE VI, and such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.
ARTICLE VII
REGISTRATION
     7.1 Filing and Effectiveness of Stockholder Registration Statement. Parent shall use its commercially reasonable efforts to file a prospectus supplement pursuant to Rule 424(b) (the “Prospectus Supplement”) under the Securities Act under Parent’s registration statement on Form S-3 (No. 333-147715) (the “Existing Shelf Registration Statement” and together with the Prospectus Supplement, the “Stockholder Registration Statement”) covering the resale to the public by the Accredited Stockholders of all shares representing the Equity Consideration with the SEC as soon as reasonably practicable, but in no event later than five (5) Business Days following the Closing Date. Parent shall use its commercially reasonable efforts to cause the Stockholder Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable and use its reasonable best efforts to assist the Accredited Stockholders in allowing sales of shares representing the Equity Consideration to occur pursuant to the Stockholder Registration Statement; provided that Parent shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due. Parent shall cause the Stockholder Registration Statement to remain available for use until such time as all of the Equity Consideration is eligible for resale by non-affiliates pursuant to Rule 144 under the Securities Act or any other rule of similar effect without any volume or manner of sale restrictions or such earlier time as all of the Equity Consideration covered by the Stockholder Registration Statement has been sold pursuant thereto. Parent shall pay the expenses incurred by it in complying with its obligations under this ARTICLE VII, including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Stockholder Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Accredited Stockholders in connection with sales under the Stockholder Registration Statement, and (ii) the fees and expenses of any accountants or attorneys retained by the Accredited Stockholders. In the event that a prospectus supplement to the Existing Shelf Registration Statement is unavailable for use or otherwise does not allow for the sale of shares representing the Equity Consideration thereunder, Parent shall as promptly as practicable but in any event within twenty (20) Business Days thereafter, (i) file a new registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) covering the resale to the public by the Accredited Stockholders of all shares representing the Equity Consideration (which registration statement shall be deemed a “Stockholder Registration Statement” for all purposes hereunder) and (ii) make any other filings necessary to permit such registration statement on Form S-3 (or other appropriate form if Form S-3 is not available), including, without limitation, the Form 8-K due in connection with this Agreement, the Merger and the financial statements required to be filed in connection therewith; provided, that nothing herein shall require Parent to file any Annual Report on Form 10-K or Quarterly Report on Form 10-Q prior to the due date therefor. Without limitation of the foregoing, Parent will use commercially reasonable efforts to be declared effective by the SEC as soon as practicable and use its commercially reasonable efforts to assist the Accredited Stockholders in allowing sales of shares representing the Equity Consideration to occur pursuant to the Stockholder Registration Statement.
     7.2 Limitations on Registration Rights.
          (a) Parent may, by written notice to the Accredited Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement, or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Stockholders immediately cease sales of the Equity Consideration pursuant to the Stockholder Registration Statement, in the event that (A) Parent files a registration statement (other than a registration statement on Form S-8 or any successor form) or a prospectus supplement to an effective registration statement pursuant to Rule 424(b) under the Securities Act with the SEC for a public offering of its securities for its own behalf, (B) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (C) Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require Parent to file any information or materials with the SEC prior to the date that such information or materials otherwise would be required to be filed, other than the Form 8-K due in connection with this Agreement, the Merger and the financial statements required to be filed in connection therewith; provided that no such suspension shall continue for more than thirty (30) days in any six (6) month period.
          (b) If Parent delays or suspends the Stockholder Registration Statement or requires the Accredited Stockholders to cease sales of Equity Consideration pursuant to Section 7.2(a) hereof, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement (with such Stockholder Registration Statement staying effective and remaining effective for the period contemplated by Section 7.1 above) and/or give written notice to all Accredited Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to the Accredited Stockholders given pursuant to this Section 7.2(b), and the Accredited Stockholders shall make no offers or sales of Equity Consideration pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.
     7.3 Registration Procedures.
          (a) In connection with the filing by Parent of the Stockholder Registration Statement, Parent shall furnish to each Accredited Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.
          (b) Parent shall use its commercially reasonable efforts to register or qualify all shares representing the Equity Consideration covered by the Stockholder Registration Statement under the securities Laws of each state of the United States; provided, however, that Parent shall not be required in connection with this subparagraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act.
          (c) Parent shall notify all Accredited Stockholders when the Stockholder Registration Statement has become effective and anytime when resales must cease or may be resumed.

          (d) Parent shall promptly prepare and file with the SEC such amendments and supplements to such Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and to keep the Registration Statement effective. Parent shall include an incorporate by reference in the Registration Statement such plan of distribution (other than a distribution including an underwritten offer) as the Accredited Stockholders shall reasonably request prior to the effectiveness thereof.
          (e) If Parent has delivered preliminary or final prospectuses to the Accredited Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Accredited Stockholders and, if requested by Parent, the Accredited Stockholders shall immediately cease making offers or sales of shares representing the Equity Consideration under the Stockholder Registration Statement and return all prospectuses to Parent. Parent shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Accredited Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.
          (f) Parent shall cause all Equity Consideration to be listed on each securities exchange on which similar securities issued by Parent are then listed.
          (g) If necessary, Parent shall provide a transfer agent, registrar and CUSIP number for the Equity Consideration, in each case not later than the effective date of the Stockholder Registration Statement.
     7.4 Requirements of Stockholders.
          (a) The Stockholder Representative is authorized to (i) give and receive notices for and on behalf of the Accredited Stockholders in connection with this ARTICLE VII and (ii) deliver, as promptly as practicable after receipt from Parent, to the Accredited Stockholders the Selling Stockholder Questionnaires (as defined in Section 7.4(c)(i) hereof) in the form provided by Parent to the Stockholder Representative, and collect completed and duly executed Selling Stockholder Questionnaires from the Accredited Stockholders.
          (b) Parent shall not be required to register any shares representing Equity Consideration held by a particular Accredited Stockholder after Parent has filed two registration statements on Form S-3 (or other appropriate form if Form S-3 is not available) or prospectus supplements to an effective registration statement of Parent pursuant to Rule 424(b) under the Securities Act covering the resale of shares representing the Equity Consideration. The timing of the filing of the second of the two registration statements on Form S-3 (or other appropriate form if Form S-3 is not available) or prospectus supplements under the Securities Act shall be at the reasonable direction of the Stockholder Representative.

          (c) Parent shall not be required to include any shares representing Equity Consideration held by a particular Accredited Stockholder in the Stockholder Registration Statement unless:
               (i) The Accredited Stockholder owning such Equity Consideration shall have delivered to the Stockholder Representative, in writing such information regarding such Stockholder and the proposed sale of Equity Consideration by such Stockholder as Parent may reasonably request and as is customarily required in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (“Selling Stockholder Questionnaire”). The Selling Stockholder Questionnaire shall include an agreement by the Accredited Stockholders to the registration procedures set forth in this ARTICLE VII. The Selling Stockholder Questionnaire shall also include an agreement by the Accredited Stockholders to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this section, provided, however, that in no event shall such indemnification by any such Stockholder exceed the net proceeds received by such Stockholder from the sale of Equity Consideration pursuant to the Stockholder Registration Statement (the “Net Proceeds”); and
               (ii) The Stockholder Representative shall deliver to Parent all completed and executed Selling Stockholder Questionnaires as received.
     7.5 Indemnification.
          (a) Parent agrees to indemnify and hold harmless each Accredited Stockholder whose shares are included in the Registration Statement, and if such Accredited Stockholder is not an individual, such Accredited Stockholder’s directors, officers and each person, if any, that controls a Accredited Stockholder whose shares are included in the Registration Statement within the meaning of the Securities Act, against any losses, claims, damages, expenses or liabilities to which such Accredited Stockholder or other such Person may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to Parent by or on behalf of an Accredited Stockholder for use in the Registration Statement. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 7.5(a) with counsel reasonably satisfactory to the indemnified party. The indemnified party may participate in any such defense or settlement, but Parent shall not be liable to such indemnified party for any legal or other expenses incurred by such indemnified party in connection with the defense thereof; provided, however, that: (x) if Parent fails to take reasonable steps necessary to defend in good faith the action or proceeding within ten (10) Business Days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (y) if such indemnified party who is a defendant in any action or proceeding which is also brought against Parent shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such indemnified party which are not available to Parent; or (z) if representation of both parties by the same counsel is impermissible under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and Parent shall be liable for any reasonable expenses therefor. Parent shall, without the written consent of the Stockholder Representative, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any action or claim in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or judgment (i) includes an unconditional release of the Accredited Stockholders from all liability arising out of such action or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Accredited Stockholder.
          (b) If the indemnification provided for in Section 7.5(a) hereof is unavailable to an indemnified party with respect to any losses, claims, damages, expenses or liabilities referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then Parent, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect the relative fault of Parent, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities as well as any other relevant equitable considerations. The relative fault of Parent, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Parent or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and Equityholder Representative agree that it would not be just and equitable if contribution pursuant to this Section 7.5 were determined by pro rata allocation or by any other method of allocation that fails to take account of the equitable considerations referred to above. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     7.6 Assignment of Rights. An Accredited Stockholder may not assign any of its rights under this ARTICLE VII except in connection with the transfer of some or all of such Accredited Stockholder’s Equity Consideration to (i) an immediate family member, a charitable trust, or to a trust for the benefit of such Accredited Stockholder or his/her immediate family member, (ii) a tax exempt organization under Section 501(c)(3) of the Code or (iii) an affiliate of such Accredited Stockholder, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this ARTICLE VII.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement shall terminate automatically and without any action by any party hereto if the Company does not deliver evidence of the Sufficient Stockholder Vote by 8:00 p.m. (ET) time on the date hereof.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of Section 4.9 hereof; and provided further, however, that the provisions of Section 6.6 hereof, ARTICLE IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.
     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders and Optionholders whether or not they have signed such amendment.
     8.4 Extension; Waiver. Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Stockholders and Optionholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders and Optionholders whether or not they have signed such extension or waiver.

ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent or the Subs, to:

Nuance Communications, Inc. 1 Wayside Road Burlington, MA 01803 Attention: Senior Vice President Corporate Development Facsimile No.: (781) 565-5001

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 1700 K Street N.W., Fifth Floor Washington, D.C. 20006 Attention: Robert Sanchez, Esq. Facsimile No.: (202) 973-8899

(b)	if to the Company or the Stockholder Representative, to:

eCopy, Inc. One Oracle Drive Nashua, New Hampshire 03062 Attention: Gary Hall Facsimile No.: (603) 584-1180

with a copy to:

Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Attention: Kenneth J. Gordon, Esq. Facsimile No.: (617) 523-1231

(c)	if to the Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attention: Arthur Blakeslee
Re: Nuance/Epic Escrow
Telephone No.: (860) 241-6859
Facsimile No.: (860) 241-6881
     9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Assignment; Beneficiaries. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement by and between Parent and the Company, dated as of January 16, 2009, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) except as provided in Section 4.6 hereof and this Section 9.4, are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Parent in connection with a Parent change of control. This Agreement is intended to benefit the Accredited Stockholders who hold Equity Consideration for purposes of ARTICLE VII and each Accredited Stockholder shall be deemed a third-party beneficiary of ARTICLE VII of this Agreement and ARTICLE VII of this Agreement shall be enforceable by the Accredited Stockholders. No party hereto is relying upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to any other party hereto, except as set forth in this Agreement.
     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.
     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, the Subs, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.
By:	/s/ Thomas Beaudoin
	Name:	Thomas Beaudoin
	Title:	Executive Vice President

ECOPY, INC.
By:	/s/ Edward Schmid
	Name:	Edward Schmid
	Title:	Chief Executive Officer

EPIC ACQUISITION CORPORATION
By:	/s/ Thomas Beaudoin
	Name:	Thomas Beaudoin
	Title:	President

EPIC ACQUISITION LLC
By:	/s/ Thomas Beaudoin
	Name:	Thomas Beaudoin
	Title:	President

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE
/s/ Gary Hall
Name: Gary Hall

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent:
By:	/s/ Arthur L. Blakeslee
	Name:	Arthur L. Blakeslee
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]